Exhibit 10.1

RESIDEO TECHNOLOGIES, INC.

BONUS PLAN

EFFECTIVE AS OF FEBRUARY 11, 2019

1.	Purpose

The purpose of the Resideo Technologies, Inc. Bonus Plan (the “Plan”) is to attract and retain highly qualified employees, to obtain from each the best possible performance, and to underscore the importance to such employees of achieving particular business objectives.

2.	Definitions

For the purposes of the Plan, the following terms shall have the following meanings:

2.1

“Affiliate” means (i) any subsidiary of the Company of which at least 50 percent of the aggregate outstanding voting common stock or capital stock is owned directly or indirectly by the Company, (ii) any other parent of a subsidiary described in clause (i), or (iii) any other entity in which the Company has a substantial ownership interest and which has been designated as an Affiliate by the Committee in its sole discretion.

2.2

“Bonus Awards” means incentive compensation awards, the payment of which may be earned based on the achievement of one or more performance-based metrics, which may relate to one or any combination of Company, subsidiary, operating unit, division or individual performance, in each case established by the Committee for each Performance Period.

2.3	“Board of Directors” means the Board of Directors of Resideo.

2.4

“Cause” has the meaning assigned to such term in any written individual agreement between the Company or an Affiliate and such Employee in which such term is defined as of immediately prior to the Change in Control (but assuming that a Change in Control has occurred for purposes of such agreement); provided, that if no such agreement exists, or if such term is not defined in such agreement, “Cause” means any of the following: (i) clear evidence of a significant violation of the company’s Code of Business Conduct; (ii) a fraud committed against the Company; (iii) the misappropriation, embezzlement or reckless or willful destruction of the Company’s property; (iv) the willful failure to perform, or gross negligence in the performance of, duties; (v) the conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); (vi) knowing falsification of any records or documents of the Company; (vii) a significant breach of any statutory or common law duty of loyalty to the Company; (viii) intentional and improper conduct that is significantly prejudicial to the business of the Company; (ix) the failure to cooperate fully in a Company investigation or the failure to be fully truthful when providing evidence or testimony in such investigation; or (x) the violation of Company rules and policies that, based on a single occurrence, might not meet the significance thresholds of (i), (vii) or (viii) above, but that shall, for purposes of such significance thresholds, be deemed to constitute a violation thereof in the event any such violation occurs more than once. Cause shall be determined by the Committee in its sole and absolute discretion.

2.5

“Change in Control” means (i) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires ownership of stock of Resideo that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Resideo; or (ii) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Resideo possessing 30 percent or more of the total voting power of the stock of Resideo; or (iii) a majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or (iv) any one person, or more than one person acting as a group (as defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For purposes of subsection (iv), “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. The foregoing subsections (i) through (iv) shall be interpreted in a manner that is consistent with the Treasury Regulations promulgated pursuant to Section 409A of the Code so that all, and only, such transactions or events that could qualify as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5)(i) will be deemed to be a Change in Control for purposes of this Plan.

2.6	“Change in Control Date” means the date on which a Change in Control occurs.

2.7	“Chief Executive Officer” means the Chief Executive Officer of Resideo.

2.8	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

2.9

“Committee” means the Compensation Committee of the Board of Directors, or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan. The Committee shall at all times be comprised solely of two or more outside directors and shall be “independent” pursuant to the listing requirements of the NYSE (or other such exchange on which the Company’s shares may be listed for trading) as may be applicable from time to time.

2.10	“Common Stock” means the common stock of Resideo.

2.11	“Company” means Resideo and its Affiliates, as well as their respective successors.

2.12

“Disability” with respect to an Employee shall have the meaning assigned to such term under the long-term disability plan maintained by the Company or an Affiliate in which such Employee is covered at the time the determination is made, and if there is no such plan, means the permanent inability as a result of accident or sickness to perform any and every duty pertaining to such Employee’s occupation or employment for which the Employee is suited by reason of the Employee’s training, education and experience, unless otherwise provided in a written agreement between the Employee and the Company.

2.13	“Employee” means any individual who performs services as an employee of the Company or any Affiliate of the Company.

2.14	“Executive Officer” means an Employee of the Company who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

2.15

“Good Reason” has the meaning assigned to such term in any written individual agreement between the Company or an Affiliate and the Employee in which such term is defined and in the absence of any such written agreement, has the meaning assigned to such term in any severance plan of the Company or an Affiliate, in each case, that is applicable to such Employee, in each case, as of immediately prior to the Change in Control (but assuming that a Change in Control has occurred for purposes of such agreement or plan); provided, that if no such agreement exists, or if such term is not defined in such agreement, “Good Reason” means, without the Employee’s consent, (a) a material reduction in the Employee’s base salary and, as to an Employee who is an Executive Officer, annual target bonus in effect immediately prior to the Change in Control (other than a reduction that is generally applicable to all salaried and non-union hourly employees of the Company); (b) the permanent elimination of the Employee’s position, not including a transfer pursuant to the sale of a facility or line of business, provided the Employee is offered substantially comparable employment with the successor employer; (c) in the case of an Executive Officer, a material adverse change to the Employee’s position, function, responsibilities or reporting level, or in the standard of performance required of the Executive Officer, as determined immediately prior to a Change in Control; (d) a material change in the geographic location at which the Employee must perform his or her services from the location the Employee was required to perform such services immediately prior to a Change in Control; or (e) an action by the Company that under applicable law constitutes constructive discharge. Notwithstanding the foregoing, Good Reason shall not be deemed to have occurred unless the Employee provides written notice to the Company identifying the event or omission constituting the reason for a Good Reason termination within ninety (90) days following the first occurrence of such event or omission. Within thirty (30) days after such notice has been provided to the Company, the Company shall have the opportunity, but shall have no obligation, to cure the events or conditions that give rise to a Good Reason termination. If the Company fails to cure the events or conditions giving rise to an Employee’s Good Reason termination by the end of the thirty (30) day cure period, the Employee’s employment shall be terminated effective as of the expiration of such thirty (30) day cure period unless the Employee has withdrawn such Good Reason termination notice.

2.16	“Resideo” means Resideo Technologies, Inc., a Delaware corporation.

2.17	“Performance Period” means the Resideo fiscal year or such other period as may be designated by the Committee with respect to which Bonus Awards may be payable under the Plan.

2.18	“Section 409A” means Section 409A of the Code.

2.19	“Stub Period” means the portion of a Performance Period that ends on the Change in Control Date.

3.	Effective Date

The Plan is effective as of February 11, 2019, and applies to Bonus Awards for Performance Periods that begin on or after January 1, 2019.

4.	Administration; Delegation

4.1

Plan Administration. The Plan shall be administered by the Committee, which shall have full power and authority (i) to select Employees to receive Bonus Awards under the Plan and determine the amount and terms and conditions of such awards; (ii) to prescribe, amend and rescind rules and procedures relating to the Plan; (iii) subject to the provisions of the Plan, to delegate to one or more officers of the Company some or all of its authority under the Plan; (iv) to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom; (v) to make all determinations, and to formulate such rules and procedures, as may be necessary or advisable in the opinion of the Committee for the administration of the Plan; and (vi) construe and interpret the Plan.

4.2

Delegation to Chief Executive Officer. Until otherwise provided by the Committee, the Committee delegates to the Chief Executive Officer the authority to grant Bonus Awards to Employees other than Executive Officers, to determine the amounts and performance goal(s) for such awards, and to administer and interpret such awards, subject to the terms of the Plan and such conditions to and limitations on such authority that the Committee may establish. The Chief Executive Officer may further delegate such authority as he or she determines.

5.	Participation in the Plan

5.1

Selection of Plan Participants. Only those Employees selected to participate in the Plan for any Performance Period shall receive a Bonus Award. The Committee shall select the Executive Officers as it deems appropriate to participate in the Plan for any Performance Period. Unless specifically determined by the Committee, an Employee who commences employment with the Company or in a position that would customarily involve participation in the Plan after November 1 will generally not be entitled to a Bonus Award for any Performance Period coinciding with the Company’s fiscal year in which such employment commences. Unless specifically determined by the Committee, the Bonus Award for any Employee who is selected to participate in the Plan for only a portion of the Performance Period shall be prorated for the portion of the Performance Period during which the Employee is a participant.

5.2

Notice of Award. Each Employee selected to participate in the Plan shall receive a notice of Bonus Award setting forth the amount of the Bonus Award, the applicable Performance Period and the performance goal(s) for such award, as well as any other terms applicable to the award determined by the Committee.

6.	Determination of Amounts of Bonus Awards

6.1

Bonus Award Amounts. The amounts of individual Bonus Awards to (i) Executive Officers shall be determined by the Committee acting in its discretion, and (ii) other Employees shall be determined by the Chief Executive Officer or his or her delegate in his or her discretion, subject to any revocation or restriction on such delegated authority. Such determinations shall be made after consideration of such matters as the Committee or the Chief Executive Officer, as applicable, shall deem relevant.

Unless otherwise provided in a notice of Bonus Award, the target amount of a Bonus Award shall be set as a percentage of the Employee’s annual base salary. If an Employee’s percentage target changes during a Performance Period, the Bonus Award shall be calculated by prorating the target percentage based on the number of days at each target percentage. Unless otherwise provided in a notice of Bonus Award, a Bonus Award shall be based on the Employee’s annual base salary in effect on September 1 of the applicable Performance Period (or, for an Employee who receives a Bonus Award after September 1, on such date of grant); provided, that for purposes of calculating a payout in accordance with Section 8.3 for an Employee who dies or terminates due to Disability prior to September 1, the annual base salary shall be the Employee’s annual base salary in effect on the date of such death or termination. Base salary shall exclude commissions, overtime pay, shift differentials, bonuses and any other remuneration, except to the extent such items are included in the base salary calculations under current practice or applicable law. If an Employee transfers business units during the Performance Period, the performance of both business units may be considered when determining the Bonus Award.

6.2

Determination of Performance Goals. The performance goal(s) for the Performance Period shall be set by the Committee (or, the Chief Executive Officer, as the case may be) at a time when achievement of the performance goal(s) is substantially uncertain. The Committee (or the Chief Executive Officer, as the case may be) shall have discretion to modify the performance goals if it determines that as a result of changed circumstances, such modification is required to reflect the intent of such performance goals.

7.	Form of Bonus Awards

Bonus Awards under the Plan shall be paid in cash or, at the sole option of the Committee, may be settled in shares of Common Stock or other equity awards issued from the Company’s then-effective stock incentive plan, on such terms as determined by the Committee.

8.	Payment of Bonus Awards

8.1

Certification of Achievement of Performance Goals. No Bonus Awards shall be paid to Employees prior to certification by the Committee (or the Chief Executive Officer, as the case may be) of the degree to which the performance goals for the applicable Performance Period have been attained. The Committee (or the Chief Executive Officer, as the case may be) is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to adjust or eliminate the amount of a Bonus Award otherwise payable to any Employee for any reason.

8.2

Timing and Eligibility for Payment. The amount determined by the Committee (or the Chief Executive Officer, as the case may be) to be payable in connection with each Bonus Award shall be paid in full in cash in one lump sum as soon as practicable following the end of the Performance Period in which the Bonus Award was earned, but no later than the 15th day of the third month following the end of the Company’s fiscal year in which the Performance Period ended for employees subject to the tax laws of the United States (and, for all other employees, no later than the last day of such third month), provided that, except as otherwise provided in Section 8.3, the recipient Employee is still actively employed by the Company on the date Bonus Awards are paid.

8.3

Certain Terminations of Employment. Notwithstanding the foregoing, and except as otherwise set forth in a notice of Bonus Award, (i) in the event of the death or termination of employment due to Disability of an Employee, the Employee shall be entitled to receive a payout of the Employee’s Bonus Award assuming performance at the target level, as soon as administratively possible after such Employee’s death or termination of employment due to Disability, as applicable; and (ii) in the event of the involuntary termination of the Employee’s employment in connection with a reduction-in-force other than for Cause after the end of the Performance Period but prior to the date the Bonus Awards for such period are paid, the Employee shall be entitled to receive a payout of the Bonus Award determined as set forth in Section 8.2 above.

8.4

Deferrals. Employees may defer the payout of Bonus Awards in accordance with and subject to the terms and conditions of the Company’s Deferred Incentive Compensation Plan (the “DIC Plan”) to the extent they are eligible to participate in the DIC Plan.

9.	Recoupment of Bonus Awards

The Committee shall have the authority to condition the grant or payment of a Bonus Award upon the execution of an agreement that contains intellectual property, confidentiality, nonsolicitation and noncompetition covenants (“Protective Agreement”) in favor of the Company in a form determined by the Committee from time to time. If any Bonus Award recipient violates the terms of the Protective Agreement, the Board of Directors shall have the right to terminate the Bonus Award, or if such award has already been paid, to recoup, and the recipient shall have the obligation to repay, all or part of any Bonus Award that is subject to a Protective Agreement.

The Committee shall also have the authority to recoup, and each recipient shall have the obligation to repay, all or part of any Bonus Award paid under this Plan that may be required to be subject to recoupment under federal or state laws, any Company policy or the listing requirements of the NYSE (or other such exchange on which the Company’s shares may be listed for trading) as may be applicable from time to time.

10.	Corporate Transactions

10.1	Plan Termination Triggers. Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control, this Plan shall terminate as of the Change in Control Date.

10.2

Bonus Awards for Stub Period. If a Change in Control occurs, Employees shall be entitled to a determination of whether payment of Bonus Awards outstanding as of the Change in Control Date has been earned for the Stub Period. The amount of such Bonus Award payments shall be determined in accordance with the provisions of Section 6 and 8.2 and in a manner consistent with past practice by treating the Stub Period as the Performance Period and with the applicable metrics and Bonus Awards adjusted (including pro-rating the target amount of any such award), to the extent necessary, to reflect the length of the Stub Period. The payment amounts of the Bonus Awards shall be determined prior to the Change in Control Date and shall be based on the good faith estimates of the Company’s financial performance for the Stub Period, as determined by the Committee (as constituted immediately prior to the Change in Control).

10.3

Payment of Bonus Awards. Any Bonus Award for the Stub Period shall be paid in full in one lump sum no later than the 15th day of the third month following the end of the Company’s fiscal year in which the Stub Period ended, provided that the recipient Employee is still actively employed by the Company on the date Bonus Awards are paid. Notwithstanding the foregoing, if an Employee is employed by the Company on the Change in Control Date but not on the date Bonus Awards are paid because (i) he or she has been involuntarily terminated other than for Cause, or (ii) he or she has voluntarily resigned for Good Reason, such Employee shall be treated for this Section 10 as being employed by the Company on the date Bonus Awards are paid.

10.4

Deferred Bonus Awards. Notwithstanding anything herein to the contrary, to the extent a Bonus Award has been deferred pursuant to Section 8.4, such Bonus Award shall be subject to the terms and conditions of the DIC Plan including, without limitation, with respect to change in control events.

11.	Determinations and Liability of the Committee and the Chief Executive Officer

11.1

Determinations of Committee and Chief Executive Officer Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein. The Committee or the Chief Executive Officer’s decisions regarding the amount of each Bonus Award, as applicable, shall be final, binding and conclusive for all purposes and need not be consistent among Employees.

11.2

Liability of Committee and Chief Executive Officer. Neither the Committee (or its delegates) nor the Chief Executive Officer shall be liable for any action or determination made in good faith with respect to the Plan or any Bonus Award, and the members of the Committee (and its delegates) and the Chief Executive Officer shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation or its By-laws, as applicable, in each case as amended and in effect from time to time. In the performance of its responsibilities with respect to the Plan, the Committee and the Chief Executive Officer shall be entitled to rely upon information and advice furnished by the Company’s officers and employees, the Company’s accountants, the Company’s legal counsel or any other person the Committee and the Chief Executive Officer deem necessary, and neither the Committee nor the Chief Executive Officer shall be liable for any action taken or not taken in good faith reliance upon any such advice.

11.3

Section 409A Limitation. Notwithstanding anything contained herein to the contrary, any discretionary authority that the Board of Directors, the Committee or the Chief Executive Officer may have pursuant to the Plan shall not be applicable to a Bonus Award that is subject to Section 409A to the extent such discretionary authority will contravene Section 409A.

12.	Amendment and Termination of the Plan

Subject to applicable laws, rules and regulations, the Board of Directors or the Committee shall have the right at any time to amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the shareowners of the Company to the extent necessary to comply with applicable laws, including applicable rules of a stock exchange on which the Company’s shares are traded. Moreover, (i) no amendment of the Plan shall operate to annul or diminish, without the consent of the Employee, a Bonus Award already made hereunder, and (ii) no amendment shall adversely affect an Employee’s entitlement to a Bonus Award for the Stub Period after a Change in Control.

13.	Personal Data

In connection with managing and administering the Plan, the Company processes certain personal information about participants including, but not limited to, name, home address, telephone number, date of birth, social insurance number, salary, nationality, job title, shares or directorships held in the Company, and details of all Bonus Awards paid or pending payment. Some of this information is collected by the participant’s local employer and is transferred to the Company, as needed, for the purposes of implementation, administration, and management of the Plan. This information may also be shared with third parties providing services to the Company in connection with the Plan, and the Company takes all necessary steps, in accordance with applicable data protection laws, to ensure that such personal information is adequately protected. Resideo is headquartered in the United States, and some of its subsidiaries and affiliates are located outside of the United States. The Company will have in place standard contractual clauses approved by the European Commission to allow for transfer of personal data outside the European Union or European Economic Area. Likewise, the Company will take all necessary measures, in accordance with applicable data protection laws, to protect personal information relating to participants located in countries with data privacy laws that is transferred to other countries. Applicable data privacy laws may provide participants the right to review and, if factually inaccurate, correct any personal information relating to them. To review their own personal information, participants should contact their local human resources department.

14.	Discretionary Nature of the Plan

14.1

No Labor Relationship. Incentive Compensation Awards under the Plan are not derived from any pre-existing labor relationship between the participant and the Company, but rather from a mercantile relationship.

14.2	Location of Administration. The Company may administer the Plan from outside of the participant’s country of residence.

14.3	Benefits and Rights are Discretionary. Benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.

14.4

Benefits and Rights Not Included for Other Purposes. Except as otherwise provided by the terms of a written agreement, plan, policy or other arrangement that applies to a participant, benefits and rights provided under the Plan are not to be considered part of a participant’s salary or compensation from the participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind, except to the extent specifically provided under a Company-sponsored benefit plan.

14.5

Plan Participation is Voluntary and Discretionary. Participation in the Plan and the payment of Incentive Compensation Awards hereunder is entirely voluntary and at the complete discretion of the Company. Participation in the Plan, the payment of an Incentive Compensation Award, or the payment of any future Incentive Compensation Award shall not be deemed to create any employment relationship or any obligation to pay Incentive Compensation Awards in the future, whether or not such reservation is explicitly stated at the time of payment.

14.6

Not Part of Employment Terms. The Plan shall not be deemed to constitute part of a participant’s terms and conditions of employment. The Company shall not incur any liability of any kind as a result of any change or amendment of the Plan at any time.

14.7	Participation Does Not Constitute Relationship. Participation in the Plan shall not be deemed to constitute an employment or labor relationship with the Company.

15.	Miscellaneous

15.1

Section 409A. The Plan is intended to comply with the requirements of Section 409A and the regulations promulgated thereunder, and the provisions hereof shall be interpreted in a manner that satisfies such requirements, to the extent permitted by law. All Incentive Compensation Awards granted hereunder are intended to be excluded from coverage under Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(4)’s “short-term deferral” rule unless, and only to the extent that, a deferral election is made pursuant to Section 8.4. If any provision of the Plan would otherwise frustrate or conflict with this intent or could cause any Incentive Compensation Award to be subject to taxes, interest or penalties under Section 409A, the Board of Directors may amend the Plan to the extent necessary to (i) comply with Section 409A, (ii) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A; provided however, that such amendment shall not result in additional cost to the Company and provided further that nothing herein shall require the Company to provide any Employee with any gross-up for any tax, interest or penalty incurred by the Employee under Section 409A.

15.2

Other Compensation Plans. Nothing contained in the Plan shall prohibit the Company from granting special performance or recognition awards under such conditions, and in such form and manner as it sees fit, to Employees (including Executive Officers) for meritorious service of any nature. In addition, nothing contained in the Plan shall preclude or limit the ability of the Company to establish other incentive compensation plans providing for the payment of incentive compensation to Employees (including Executive Officers). Notwithstanding the foregoing provisions of this Section 15.2, no Employee shall participate in more than one incentive compensation plan for the same Performance Period unless such participation is communicated to the Employee by the Company in writing.

15.3

Plan Expenses. All expenses and costs in connection with the operation of the Plan shall be borne by the Company and no part thereof shall be charged against the Incentive Compensation Awards or to the Employees.

15.4	Withholding. All Incentive Compensation Awards under the Plan are subject to withholding, where applicable, for federal, state and local taxes.

15.5

No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking or not taking any corporate action, whether or not such action could have an adverse effect on any Incentive Compensation Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company as a result of any such action.

15.6

Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment of any Incentive Compensation Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company.

15.7

Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

15.8	Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with and governed by the laws of the State of Delaware.

15.9

No Rights to Incentive Compensation Awards or Employment. This Plan is not a contract between the Company and an Employee. No Employee shall have any claim or right to receive Incentive Compensation Awards under the Plan. Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of any of its employees, in accordance with the laws of the applicable jurisdiction, at any time, with or without cause, including, without limitation, any individual who is then an Executive Officer under the Plan.